UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2013

Procera Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33691	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4121 Clipper Court, Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 230-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on January 7, 2013, Procera Networks, Inc. (the “Company”) and Procera Networks Kelowna ULC, an indirect wholly-owned subsidiary of the Company, entered into a Share Purchase Agreement (the “Purchase Agreement”) with Vineyard Networks Inc. (“Vineyard”), the holders of all of the outstanding equity of Vineyard (the “Shareholders”) and John Drope & Associates Ltd., as representative of the Shareholders, to acquire all of the outstanding capital shares of Vineyard (the “Acquisition”). The Acquisition was completed on January 9, 2013. Pursuant to the Purchase Agreement, the Company paid approximately $27.214 million (CDN) for the Acquisition, comprised of approximately $12.248 million (CDN) in cash and approximately 825,060 shares of the Company’s common stock. The final Acquisition price is subject to adjustment based on a post-closing audit of Vineyard’s working capital as of the closing.

The foregoing description of the Purchase Agreement does not purport to be a complete description of all terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Company anticipates will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2013	Procera Networks, Inc.

	By:	/s/ Charles Constanti
	Name:	Charles Constanti
	Title:	Chief Financial Officer and Principal Accounting Officer